Exhibit 99.1

70 E. Long Lake Rd.
Bloomfield Hills, MI 48304
www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Collects 99% of September Rent &

Provides Third Quarter Rent Collections Update

Bloomfield Hills, MI, September 30, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced its progress on September and third quarter rent collections.

As of September 30, 2020, the Company has received September rent payments from 99% of its portfolio and entered into deferral agreements with tenants representing less than 1% of September rents. The Company has received July and August rent payments from 96% and 97% of its portfolio, respectively, and entered into deferral agreements representing 3% of July rents and 2% of August rents.

In the aggregate, the Company has received third quarter rent payments from 97% of its portfolio and entered into deferral agreements representing 2% of third quarter rents.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of June 30, 2020, the Company owned and operated a portfolio of 936 properties, located in 46 states and containing approximately 18.4 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190